Annual Shareholders Meeting

Flanders, New Jersey

May 23, 2012

Paul F. McLaughlin
Chairman

Safe Harbor Statement

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") which include the benefit to customers of Rudolph's products and customer service, business momentum and future growth, Rudolph's ability to successfully innovate and develop new technologies and product, Rudolph's expectations about our financial performance as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the "safe harbor" provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, Rudolph's ability to develop, deliver and support a broad range of products, expand its markets and develop new market, the strength/weakness of the back-end and/or front-end semiconductor market segments and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this presentation.

Agenda

1. Where are we?
2. How did we get there?
3. Where are we going?

Rudolph Technologies Markets

Process Control Market Growing Faster than Overall Industry


Software
10%
Metrology
30%
Inspection
60%
Back-end
40%
Front-end
60%

2011 Revenue = $187M

Evolution – Building, Diversifying & Growing

Successful M&A
A core competence


2010- Yield Dynamics (MKSI)
Parametric analysis and Data Mining Software
2009 - Adventa Control Technologies Inc.
Process control software complements RTEC's existing process analysis software = total solution
2008 - RSVI Inspection
Industry-leading 3D technology, complements RTEC's industry-leading 2D technology
2007- Applied Precision-Semiconductor Division
Expanded reach across test floor-- #1 in probe card test & analysis
2006 - August Technology
Expanded front-end macro presence and entered back-end inspection
2002- ISOA
Entered macro defect inspection market
1999
100% Metrology
Inspection
Metrology
Software

Proven track record with synergistic and value-added partnerships

Rudolph Organic Growth Strategy

- **Making continued R&D investments to assure RTEC is:**
  - Well positioned across technology inflections:
    - Front end node changes at key customers
    - Back end advanced packaging solutions
  - Positioning itself for future market share growth

- **Conducting Joint Development Programs (JDP) with:**
  - OSAT suppliers for Advanced Packaging Solutions
  - Memory suppliers for next gen macro defect solutions
  - Logic suppliers and consortia for 450mm

Rudolph Inorganic Growth Strategy

growth via M&A in (1) in existing Process Control markets; and (2) in adjacent back-end and front-end markets

Semiconductor Capital Equipment


Non Addressable Market
BE
FE
IBU
MBU
DARBU

Process Control IBU, MBU, DARBU

<u>M&A</u>

Increase TAM

More important supplier to our customers

How big is the opportunity in Back-End

Advanced Packaging is very BIG for Rudolph

I will demonstrate

Rudolph Vision

Vision

Planned profitable growth

Be a clear leader by offering customers
"best-of-breed" solutions **in our chosen niches**

and

Maintain the *scope* and *scale* necessary
to provide world-class customer support

A desired investment

2012 Accelerating Growth



Revenue
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$-
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2 (F)
2010
2011

TTM Revenue: $182.3M **TTM eps: Non-GAAP $0.74, GAAP $0.63**

(F) Forecast mid-point of guidance range.

Strong Balance Sheet (as of 3/31/2012)

($ in millions)

ASSETS		LIABILITIES	
Cash & Investments	$173.7	Accounts Payable	$ 9.0
Accounts Receivable	38.7	Accrued Liabilities	8.2
Inventory	53.2	Other Current Liabilities	15.1
Net Property, Plant & Equip.	11.1	Long term Liablilites	8.7
Intangibles	11.9	Debt	47.1
Other Assets	24.5	Stockholders' Equity	225.0
Total Assets	**$313.1**	**Total Liab. & Equity**	**$ 313.1**

Cash and Investments

- Track record of generating positive cash flow
- History of using cash or cash and stock to fund M&A activities to minimize dilution
- Ability and commitment to invest in R&D even during downturns
- TTM cash from operations @ $42M
- $4.32 net cash per share at 3/31/12


($ in millions)
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Senior Note
$50.3M
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2010
2011
2012

2Q 2012 – Guidance

- **Revenue**
- Q2 revenue to be up 15% to 20%% ($52.6M and $54.7M).

- **Earnings**
- Q2 Non-GAAP eps of $0.16 to $0.17 per share
- Q2 GAAP eps of $0.13 to $0.14 per share

- **2012**
- *"We have a substantial and expanding portfolio of products that give us full-cycle balance; and we believe that balance may well lead to market outperformance and a record revenue year for Rudolph in 2012".*

Investment Highlights

1. Broadly diversified Front-End & Back-End solutions
2. Successful track record and competency executing M&A
3. Leveraged to hi-growth Advanced Packaging market

Thank you